Exhibit 99.01
FOR IMMEDIATE RELEASE                                Contact: David A. Garrison
Website: http://www.arthrt.com                                    (978) 602-1436

April 25, 2012
ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
ANNOUNCES FOURTH QUARTER AND 2011 YEAR END RESULTS
Fitchburg, MA

2011 Highlights

•	Increase of 40% in sensor sales

•	Investment of $3 million in higher margin software and medical technology services

•	WirelessDx enrollment as IDTF and VA contract revenues in 4th quarter

•	Expansion of WirelessDx into four major urban centers

Arrhythmia Research Technology, Inc. (NYSE AMEX:HRT) and its subsidiaries (the “Company”) reported total consolidated revenue of $24,256,373 for the year ended December 31, 2011 compared to $23,359,283 for the year ended December 31, 2010, an increase of $897,090 or 4%. Net loss was $1,337,472 for the year ended December 31, 2011 as compared to net income of $515,282 for the year ended December 31, 2010. Net loss per share for the year ended December 31, 2011 was $0.48 per share compared to net income of $0.19 per share in 2010.
For the quarter ended December 31, 2011, total consolidated revenue decreased $837,363 to $5,266,004 compared to total consolidated revenue of $6,103,367 for the quarter ended December 31, 2010. Net loss for the quarter ended December 31, 2011 was $1,036,048 compared to income of $74,456 for the quarter ended December 31, 2010. Net loss per share for the quarter ended December 31, 2011 was $0.37 per share compared to income of $0.03 per share in 2010.
James E. Rouse, the Company's President and CEO commented, “2011 was a year of major investment for the Company. We dedicated over $3 million and countless man hours to the high potential WirelessDx service model because we see both long-term growth and revenue in this business. Adding the WirelessDx service model to our low margin OEM components and device manufacturing, while adversely impacting our otherwise strong consolidated financial results for the year, confers great opportunity for the future.
Micron Product's sensor business achieved the highest sales in its history, and 2011 consolidated revenues were at the second highest level since the Company's inception in 1987. Revenues associated with Micron's sensor business increased over forty percent in 2011 as compared to 2010. This increase was attributable to higher volume of silver coated sensors and to the higher price of silver. Micron expects silver and non-silver coated sensor sales to continue to grow in 2012.
Micron's MIT division experienced a 34% net decrease in revenue due to the completion of a defense related project and an overall slowdown in sales of other defense related products. Sales of orthopedic devices were flat in 2011 but are expected to increase in 2012. We are pleased that our investment in sales and engineering personnel to focus on new business resulted in a 13% increase in sales of other custom products manufactured by MIT, including medical, electronic and consumer products year over year. Although sales of defense-related products are expected to be soft in 2012, revenue growth for MIT's non-defense customers is expected to accelerate.

Results for the fourth quarter of 2011 compared to fourth quarter of 2010 were adversely impacted in part due to higher than expected sales shifting to the third quarter of 2011 as well as timing delays for new product offerings. The loss was increased with one time equipment write downs of approximately $150,000, goodwill impairment of $85,000, and an increase of the deferred tax valuation allowance in the Canadian subsidiary of $351,000.
Patient referrals to WirelessDx increased 287% in the fourth quarter of 2011 as compared to the third quarter, marking the fifth consecutive quarterly increase.  We are very pleased that WirelessDx was able to achieve two significant milestones in 2011, namely, the assignment by Medicare of a required IDTF provider number for its Kentucky facility, and the signing of a contract with the Department of Veterans Affairs to provide external patient monitoring services for the Lexington Kentucky VA Medical Center. For 2012, WirelessDx will focus on revenue growth, gaining market share and improving its offering to customers. We remain enthusiastic about the prospects for WirelessDx. We expect rapid revenue growth this year, and profitability for the WirelessDx unit in 2013.
In an effort to reduce energy costs and our carbon footprint the Company invested approximately $1.3 million in a 200 kW solar panel installation and electrical optimization equipment. These investments are expected to significantly reduce our electricity costs.
We expect to achieve sustained growth and increase stockholder value over the long term through diversification, product development and acquisition. We are confident that the significant investments in our higher margin business programs, will yield growth, and enhanced stockholder value.”
About Arrhythmia Research Technology, Inc.

The Company through its wholly-owned subsidiary, Micron Products, Inc., manufactures silver plated and non-silver plated conductive resin sensors and distributes metal snaps used in the manufacture of disposable ECG, EEG, EMS and TENS electrodes. Micron's MIT division provides end-to-end product life cycle management through a comprehensive portfolio of value-added services such as design, engineering, prototyping, manufacturing, machining, assembly and packaging. MIT manufactures custom injection molded products for medical, electronic, industrial and consumer applications, and provides high end mold design, manufacturing and precision machining for various industries. The Company's wholly-owned subsidiary, RMDDxUSA Corp. and its Canadian subsidiary, RMDDx Corporation, is a development stage organization dedicated to the development and commercialization of medical devices and services, medical information technology, medical diagnostics and remote patient monitoring through wireless, Internet and telecommunication technologies. The Company's products also include a customizable proprietary signal-averaging electrocardiography (SAECG) software used in the detection of potentially lethal heart arrhythmias that is reconfigurable for a variety of hardware platforms.
For more information please check our websites:
http://www.arthrt.com                 http://www.micronproducts.com
http://www.micronintegrated.com            http://www.RMDDx.com
Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include: our ability to maintain our current pricing model and/or decrease our cost of sales; our ability to increase sales of higher margin products and services; variations in the mix of products and services sold; variability of customer delivery requirements; ability to market WirelessDx services, manage the timing of investment in operational infrastructure and ability to accelerate the pace of revenues from customer implementation; a stable interest rate market and/or a stable currency rate environment in the world, and specifically the countries where we are doing business; continued availability of supplies or materials used in manufacturing at competitive prices; volatility in commodity and energy prices and our ability to offset higher costs with price increases. More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011.